Exhibit 99

Contacts:	Thomas F. Kirk	(301) 986-0701
	George E. McHenry	(301) 986-0701
	Thomas C. Hofmeister	(301) 986-0701

News Release

HANGER ORTHOPEDIC GROUP, INC. REPORTS PRO FORMA EPS OF $0.37, WHICH EXCLUDES RELOCATION COSTS, OR EPS OF $0.30 INCLUDING RELOCATION COSTS.

BETHESDA, MARYLAND, July 27, 2010 — Hanger Orthopedic Group, Inc. (NYSE:HGR) announced net sales of $205.8 million for the quarter ended June 30, 2010, an increase of $12.3 million, or 6.4%, from $193.5 million in the prior year.  Pro forma diluted earnings per share, which excludes cost of relocating the Company’s corporate headquarters, were $0.37 per diluted share for the second quarter of 2010, a 19.4% increase compared to $0.31 per diluted share for the same period in 2009.  Reported diluted earnings per share were $0.30 for the second quarter of 2010.

The $12.3 million, or 6.4%, sales increase for the quarter ended June 30, 2010 was primarily the result of a $6.8 million, or 4.0%, increase in same-center sales in the patient care segment, a $2.3 million, or 10.4%, increase in sales from the Company’s distribution segment and a $3.2 million increase principally related to sales from acquired entities. Income from operations for the quarter ended June 30, 2010 was $23.1 million compared to $24.2 million in the prior year.  Excluding the $4.2 million of costs related to the relocation of the corporate headquarters, income from operations increased 13.2% to $27.3 million due to the growth in sales and continued expense management efforts. Pro forma income from operations as a percentage of sales improved 80 basis points to 13.3% in 2010 compared to 12.5% in 2009.

Net sales for the six months ended June 30, 2010 increased by $21.5 million, or 5.9%, to $384.1 million from $362.6 million last year.  The sales increase was principally the result of a $12.4 million, or 3.9% increase in same-center sales in the patient care centers, a $3.2 million, or 7.4%, increase in sales of the Company’s distribution segment and a $5.9 million increase principally related to sales from acquired entities.  Income from operations for the six months ended June 30, 2010 was $37.4 million compared to $39.3 million in the prior year.  Excluding the $6.2 million of costs related to the relocation of the corporate headquarters, income from operations increased 11.0% to $43.6 million.  As was the case for the second quarter, the pro forma income from operations increased due to the growth in sales and continued expense management efforts. Pro forma diluted earnings per share for the six month period, which excludes the $6.2 million of cost related to the relocation of the corporate headquarters, increased 15.2% to $0.53 from $0.46 in the prior year. Reported diluted earnings per share for the six months ended June 30, 2010 were $0.42.

The Company generated $19.6 million in cash in the second quarter of 2010 compared to $24.5 million in the prior year.  The decrease is principally due to funding of relocation related expenses.  The Company had total liquidity of $135.6 million, comprised of $72.1 million of cash and $63.5 million available under its revolving credit facility at June 30, 2010.

“The second quarter was our eighteenth consecutive quarter of meeting or beating consensus earnings estimates.  We are proud of that accomplishment” commented Thomas F. Kirk, President and Chief Executive Officer of Hanger Orthopedic Group.  Mr. Kirk added, “Year to date our patient care and distribution segments have delivered solid revenue growth, which combined with continued focus on expense management resulted in a 60 basis point expansion in our pro forma operating margin and 15.2% growth in pro forma diluted earnings per share.”

For 2010, the Company expects full year revenues to be between $815 million and $825 million and diluted EPS, excluding cost related to the corporate relocation, in the range of $1.27 to $1.29.  As announced in February 2010, the Company is in the process of relocating its corporate headquarters from Bethesda, Maryland to Austin, Texas and anticipates the move will be substantially completed by the end of the third quarter of 2010.  The cost of the move is reported as a separate component of income from operations.  In connection with the move the Company incurred severance and relocation cost of $4.2 million and $6.2 for the three and six months ended June 30, 2010, respectively.  The Company anticipates incurring approximately $4.0 million to $6.0 million of additional severance and relocation cost through the third quarter of 2010, as well as lease exit cost of approximately $3.0 million to $5.0 million.  Once complete, the Company anticipates that the move will result in a reduction of operating expenses of approximately $2.5 million to $3.5 million annually.

Hanger Orthopedic Group, Inc., headquartered in Bethesda, Maryland, is the world’s premier provider of orthotic and prosthetic patient care services. Hanger is the market leader in the United States, owning and operating 681 patient care centers in 45 states and the District of Columbia, with over 3,700 employees, including 1,128 practitioners, as of June 30, 2010.  Hanger is organized into four units. The two key operating units are patient care, which consists of nationwide orthotic and prosthetic practice centers, and distribution, which consists of distribution centers managing the supply chain of orthotic and prosthetic componentry to Hanger and third party patient care centers. The third is Linkia, which is the first and only provider network management company for the orthotics and prosthetics industry. The fourth unit, Innovative Neurotronics, introduces emerging neuromuscular technologies developed through independent research in a collaborative effort with industry suppliers worldwide. For more information on Innovative Neurotronics, Inc. or the WalkAide®, visit http://www.ininc.us. For more information on Hanger, visit http://www.hanger.com.

This document contains forward-looking statements relating to the Company’s results of operations.  The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  Statements relating to future results of operations in this document reflect the current views of management.  However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including the Company’s ability to enter into and derive benefits from managed care contracts, the demand for the Company’s orthotic and prosthetic services and products and the other factors identified in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934.  The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

-Tables to follow-

Hanger Orthopedic Group, Inc

(Dollars in thousands, except for share and per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Income Statement:
Net sales	$205,808	$193,523	$384,124	$362,670
Cost of goods sold - materials	62,753	58,848	116,403	109,897
Personnel costs	70,552	65,748	139,321	129,807
Other operating expenses	40,710	40,963	76,025	75,416
Relocation expenses	4,185	—	6,244	—
Depreciation and amortization	4,460	3,808	8,771	8,264
Income from operations	23,148	24,156	37,360	39,286
Interest expense	7,506	7,428	15,048	15,035
Income before taxes	15,642	16,728	22,312	24,251
Provision for income taxes	5,880	6,692	8,548	9,700
Net income applicable to common stock	$9,762	$10,036	$13,764	$14,551

Basic Per Common Share Data:
Net income	$0.30	$0.32	$0.43	$0.47
Shares used to compute basic per common share amounts	32,032,265	31,250,047	31,957,007	31,105,742

Diluted Per Common Share Data:
Net income	$0.30	$0.31	$0.42	$0.46
Shares used to compute diluted per common share amounts	32,831,310	32,019,843	32,750,873	31,924,652

	Three Months Ended	Six Months Ended
	June 30, 2010	June 30, 2010
Pro-forma:
Net income	$9,762	$13,764
Relocation expenses, net of tax	2,512	3,747
Pro-forma net income	$12,274	$17,511

Diluted Per Share Data:
Pro-forma net income per diluted common share	$0.37	$0.53

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Income Statement as a % of Net Sales:
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold - materials	30.5%	30.4%	30.3%	30.3%
Personnel costs	34.3%	34.0%	36.3%	35.8%
Other operating expenses	19.8%	21.2%	19.8%	20.8%
Relocation expenses	2.0%	0.0%	1.6%	0.0%
Depreciation and amortization	2.2%	1.9%	2.3%	2.3%
Income from operations	11.2%	12.5%	9.7%	10.8%
Interest expense	3.6%	3.8%	3.9%	4.1%
Income before taxes	7.6%	8.7%	5.8%	6.7%
Provision for income taxes	2.9%	3.5%	2.2%	2.7%
Net income	4.7%	5.2%	3.6%	4.0%

Hanger Orthopedic Group, Inc

(Dollars in thousands, except for statistical data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Cash Flow Data:
Cash flow from operations	$19,553	$24,475	$7,480	$20,760
Capital expenditures	$5,826	$3,271	$13,740	$6,097
Increase (decrease) in cash	$8,067	$24,444	$(12,425)	$17,964

	June 30, 2010	Dec. 31, 2009
Balance Sheet Data:
Cash and cash equivalents	$72,133	$84,558
Days Sales Outstanding (DSO’s)	49	50
Working Capital	$230,711	$216,664
Total Debt	$409,174	$410,472
Shareholders’ Equity	$338,410	$315,893

	Six Months Ended
	June 30,
	2010	2009
Statistical Data:
Patient-care centers	681	671
Number of practitioners	1,128	1,090
Number of states (including D.C.)	46	46

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Patient-care services	88.0%	88.5%	87.8%	88.0%
Distribution	11.8%	11.3%	12.0%	11.8%

Payor mix:
Commercial and other	59.3%	59.0%	59.3%	58.8%
Medicare	29.0%	29.4%	28.7%	29.8%
Medicaid	6.3%	6.3%	6.5%	6.2%
VA	5.4%	5.3%	5.4%	5.2%